UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     September 12, 2010

CHINA ARCHITECTURAL ENGINEERING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33709	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	0086-756-8538908

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 12, 2010, the following resignations of China Architectural Engineering, Inc. (the “Company”) occurred, with such resignations of being effective immediately and not being due to any disagreement with the Company.

•	Luo Ken Yi resigned as the Chief Executive Officer and Mr. Luo maintained his position as President of the Company and a member of the Board of Directors of the Company (the “Board”),
•	Gene Michael Bennett resigned as the Company’s Chief Financial Officer, and
•	Zheng Jin Feng and Zhao Bao Jiang each resigned as a director.

On September 12, 2010, the Company’s Board appointed Wing Lun (Alan) Leung to serve as the Chief Executive Officer and director of the Company.  The Company also appointed Qin (Andy) Lu as the Acting Chief Financial Officer and Corporate Secretary, who will serve as the Company searches for a permanent replacement for the Chief Financial Officer position.  In connection with Mr. Bennett’s resignation, Mr. Bennett will receive severance equal to two months of base salary at $15,000 per month.  Mr. Bennett will also enter into a waiver and general release agreement (the “Release Agreement”) with the Company.  The company also agreed to maintain his health and major medical insurance coverage during the two months period.

In addition, the Board also appointed the following individuals on September 12, 2010:

•	Ping Xu as an independent director and as a member of the Audit Committee and Nominating and Corporate Governance Committee,
•	Shibin Jo as an independent director and as a member of the Compensation committee and a member and chairman of the Nominating and Corporate Governance Committee, and
•	Chen Huang as an independent director and as a member of the Audit Committee.

The Board determined that Ping Xu, Shibin Jo and Chen Huang are independent directors in accordance with the applicable rules of NASDAQ and are not related to any of the Company’s executive officers or directors, nor have they been party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Wing Lun (Alan) Leung, 42, is the co-founder and Chief Executive Officer of Shanghai ConnGame Network Co. Ltd.  From February 2010 to the present, Mr. Leung served on the board of directors of Game First International Corporation, an online game distributor in Taiwan.  From November 2008 to the present, Mr. Leung served as the managing director of IAHGames HK Limited, an online game distributor in Southeast Asia.  From February 2008 to October 2008, Mr. Leung was the Chief Executive Officer of Shanghai Holdfast Online Information Technology Co., Ltd, a subsidiary of Shanda Interactive Co. Ltd.  From July 2007 to January 2008, Mr. Leung was the Chief Operating Officer of China Youth Foundation Group and was the Chief Operating Officer of CITIC Pacific Communication (Guangzhou) Co. Ltd, a subsidiary of CITIC Pacific Limited from October 2005 to June 2007.   Mr. Leung has 22 years of experience in implementing IT projects and other consulting services.  Additionally, he has over ten years of experience in the PRC online gaming industry.  Mr Leung received a bachelor’s degree in Computer Science from the University of London in 1990, a master’s degree in Business Administration from City University London in 1994 and a master’s degree in Electronic Commerce from the University of Hong Kong in 2002.

Qin (Andy) Lu, 34, served as the Chief Operating Officer of Gaotime Corporate, a financial information services and IT solution company, from January 2010 to August 2010.  Prior to that, Mr. Lu was a General Manager at Hong Yang Education Ltd., a professional training and consulting company from March 2008 to December 2009.  From November 2002 to February 2008, Mr. Lu served as the Senior Business Director & Division Deputy General Manager at Shanghai Wicresoft Co., Ltd. in Shanghai. Mr. Lu received a bachelor’s degree in Electronic Engineering from Fudan University in 1999 and a master’s degree in Business Administration from BI Norwegian School of Management in 2006.

In connection with Mr. Leung’s appointment as Chief Executive Officer of the Company, Mr. Leung and the Company entered into an Employment Agreement.  The Employment Agreement has an effective date of September 1, 2010.  According to the Employment Agreement, Mr. Leung will receive an annual base salary of US$150,000.  Mr. Leung will also be entitled to reimbursement of reasonable business expenses and two weeks of paid vacation annually.  The Employment Agreement has a through August 31, 2013, subject to early termination by the Company and/or Mr. Leung with the required amount of notice as set forth the Employment Agreement.  In addition, Mr. Leung will be subject to non-competition and client and employee non-solicitation clauses during his employment with the Company and for certain periods of time after the termination of employment.

ITEM 7.01             REGULATION FD DISCLOSURE.

On September 13, 2010, the Company issued a press release announcing the new officer and director appointments. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and the information therein is incorporated herein by reference.

The information reported under Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

ITEM 9.01.            FINANCIAL STATEMENTS AND EXHIBITS

9.01 (d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated September 12, 2010 entered into by and between Wing Lun (Alan) Leung and the Company.
99.1	Press Release dated September 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2010	CHINA ARCHITECTURAL ENGINEERING, INC.

	By:	/s/ Wing Lun (Alan) Leung
	Name:	Wing Lun (Alan) Leung
	Title:	Chief Executive Officer